Exhibit 10.4
AMENDMENT OF
EMPLOYMENT AGREEMENT OF CHRISTIAN RAGOT
     This Amendment of Employment Agreement (the “Amendment”) is made and entered into as of the 29th day of December, 2008, by and between Christian Ragot (the “Executive”) and FreightCar America, Inc., a Delaware corporation (the “Company”) (collectively, the “Parties”).
     WHEREAS, the Parties entered into an Employment Agreement on January 3, 2006 (the “Agreement”); and
     WHEREAS, the Parties now consider it desirable to amend the terms and conditions of the Agreement by this Amendment to reflect the requirements of Internal Revenue Code Section 409A and to clarify the rights of the Parties.
     NOW, THEREFORE, in accordance with Section 10(d) of the Agreement and in consideration of the mutual promises herein made, the sufficiency of which is expressly acknowledged, the Parties agree as follows:
     1. The second paragraph of Section 6(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“The Company shall pay the Executive’s Bonus, if any, at the same time as annual cash bonus payments for such year are made to other participants with respect to such fiscal year, and in all events within the two and one half (2 1/2) months following the end of the fiscal year in which the Bonus is earned. The Bonus is intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).”
     2. The following sentence is hereby added to the end of Section 6(i) of the Agreement:
“All reimbursements of expenses shall be made to the Executive in accordance with the policies and procedures established by the Company and in all events within the two and one-half (2 1/2) months following the end of the year in which the expense is incurred.”
     3. The following sentence is hereby added to the end of Section 6(k) of the Agreement:
“All reimbursements or payments of expenses shall be made in accordance with the policies and procedures established by the Company and in all events within the two and one-half (2 1/2) months following the end of the year in which the expense is incurred.”

     4. The following Section 7(d) is hereby added to the Agreement:
“For purposes of this Agreement, the Executive’s employment with the Company shall be deemed to be terminated when the Executive has a “Separation from Service” within the meaning of Code Section 409A, and references to termination of employment shall be deemed to refer to a Separation from Service.”
     5. The language “in accordance with normal payroll practices” is hereby added to Section 8(c) of the Agreement following the phrase “any unreimbursed expenses”.
     6. The language “unless such circumstance is fully corrected within 30 days after written notice thereof,” is hereby added to Section 8(c) of the Agreement following clause (i).
     7. The following sentence is hereby added to the end of the first paragraph in Section 8(c) of the Agreement:
“Notwithstanding anything in this Agreement to the contrary, a separation from service due to Good Reason must occur, if at all, within two years after the Company receives written notice of any one or more of the conditions set forth in this Section 8(c). The Executive must provide written notice of any one or more of the conditions set forth in this Section 8(c) within 90 days of the initial existence of the condition in order for such condition to constitute Good Reason.”
     8. The following language is hereby deleted in its entirety from Section 8(d)(ii) of the Agreement:
“, provided that, if these payments must be delayed for six months following the Executive’s termination due to the restrictions of Code Section 409A(a)(2)(A)(i), the full amount of the missed/delayed payments shall be made on the first day of the seventh calendar month following the month in which the Executive terminated”
     9. The following language is hereby deleted in its entirety from Section 8(d)(iii) of the Agreement:
“, provided that if the first payment must be delayed for six months following the Executive’s termination due to the restrictions of Code Section 409A(a)(2)(A)(i), the first payments shall be made on the first day of the seventh calendar month following the month in which the Executive terminates”
     10. The following clause is hereby added to Section 8(d)(iv) of the Agreement:
“provided further that, to the extent such continued coverage extends beyond the COBRA continuation period, such coverage will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions); and”

     11. The following new Section 11 is hereby added to the Agreement:
“Code Section 409A
(a) The Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent.
(b) Each payment under the Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).
(c) To the extent that payments under the Agreement are subject to Code Section 409A and are on account of a Separation from Service and the Executive is a “Specified Employee” (as defined below) as of the date of termination, distributions to the Executive may not be made before the date that is six (6) months after the date of Separation from Service or, if earlier, the date of the Executive’s death (the “Six Month Delay Rule”). Payments to which the Executive would otherwise be entitled during the first six (6) months following the date of termination (the “Six Month Delay”) will be accumulated and paid on the first day of the seventh month following the date of termination (or the Executive’s death, if earlier).
(d) During the Six-Month Delay, the Company will pay to the Executive any applicable payments to the extent any of the following exceptions to the Six-Month Delay Rule apply:
(i)	the short-term deferral rule of Code Section 409A and Treasury Regulation §1.409A-1(b)(4) (or any similar or successor provisions),

(ii)	payments permitted under the separation pay exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(iii) (or any similar or successor provisions), and

(iii)	payments permitted under the limited payments exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), provided that the amount paid under this paragraph will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company on account of the Separation from Service and any applicable Company benefit plan.

(e) For purposes of this Agreement, the term “Specified Employee” has the meaning given to that term in Code Section 409A and Treasury Regulation §1.409A-1(i) (or any similar or successor provisions).
(f) The Executive agrees that the Company may amend this Agreement to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A and the Treasury Regulations or other guidance issued thereunder. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Code Section 409A.”
The execution of copies of this Amendment by facsimile or other electronic transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the 29th day of December, 2008.

FREIGHTCAR AMERICA, INC.	EXECUTIVE

By:
President and Chief Executive Officer	Christian Ragot

Date:	Date: